Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF FUTURE FINTECH GROUP INC.

Pursuant to Sections 607.1006, 607.10025, and 607.10025(7) of the Florida Business Corporation Act (the “FBCA”), Future FinTech Group Inc., a Florida corporation (the “Corporation”), hereby adopts these Articles of Amendment (these “Articles of Amendment”) to its Second Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), as follows:

1. Section 1.01 of Article III Capital Stock of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated in its entirety as follows, effective as of the Effective Time (as defined in paragraph 3 below):

ARTICLE III

Capital Stock (as amended)

Section 1.01. Authorized Stock. The total number of shares of common stock, par value $0.001 per share (the “Common Stock”), which the Corporation shall have authority to issue is 9,375,000. The total number of shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), which the Corporation shall have authority to issue is 10,000,000.

The reduction in the number of authorized shares of Common Stock from thirty-seven million five hundred thousand (37,500,000) to nine million three hundred seventy-five thousand (9,375,000) is made pursuant to Section 607.10025(7) of the FBCA in connection with the reverse stock split effected pursuant to Section 1.02 of Article III set forth in paragraph 2 below. Such reduction represents a proportional reduction of 75%, which is the same percentage as the reduction in issued and outstanding shares of Common Stock resulting from such reverse stock split. All other provisions of Article III of the Articles of Incorporation not expressly amended hereby shall remain unchanged and in full force and effect.

2. Section 1.02 of Article III of the Articles of Incorporation is hereby further amended and restated in its entirety as follows, effective as of the Effective Time:

ARTICLE III

Capital Stock (as further amended)

Section 1.02. Reverse Stock Split. Effective as of the date and time at which these Articles of Amendment are filed with and accepted by the Florida Division of Corporations (the “Effective Time”), each four (4) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Pre-Split Shares”) shall, automatically and without any action on the part of the holder thereof, be combined and reclassified into one (1) validly issued, fully paid, and non-assessable share of Common Stock, par value $0.001 per share (each, a “Post-Split Share”). No fractional shares of Common Stock shall be issued in connection with this reverse stock split; in lieu thereof, each registered holder of Pre-Split Shares who would otherwise be entitled to receive a fractional Post-Split Share shall receive one (1) whole share of Common Stock, rounded up to the nearest whole share. The transfer agent of the Corporation is hereby authorized to effect such rounding on behalf of the Corporation.

3. These Articles of Amendment shall become effective upon filing with and acceptance by the Florida Division of Corporations (the “Effective Time”). The market effective date of the reverse stock split for trading purposes on The Nasdaq Capital Market is expected to be as soon as possible following confirmation by Nasdaq Listing Qualifications in accordance with Nasdaq Listing Rule 5250(e)(7).

4. These Articles of Amendment were duly adopted by the Board of Directors of the Corporation by unanimous written consent effective as of August 11, 2026, pursuant to Section 607.0821 of the FBCA. These Articles of Amendment were adopted without shareholder action, and shareholder action was not required, pursuant to Sections 607.10025 and 607.10025(7) of the FBCA, which expressly authorize the Board of Directors, without approval of the shareholders, to (i) adopt articles of amendment to change each issued and outstanding share of any class of shares into a lesser number of shares of the same class, provided that such action applies equally to all shares of the same class, and (ii) in connection therewith, reduce the number of authorized shares of such class by the same percentage as the issued and outstanding shares are reduced.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation, acting pursuant to authority granted by the Board of Directors, and for the purpose of amending the Corporation’s Second Amended and Restated Articles of Incorporation pursuant to the laws of the State of Florida, has executed these Articles of Amendment as of the 19th day of August, 2026.

/s/ Hu Li
Hu Li, Chief Executive Officer
Future FinTech Group Inc.

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